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                                                                   Exhibit 10(H)

Summary of compensation arrangement between Mr. Gregory M. Delaney and Precision Castparts Corp. (PCC) contained in PCC's offer of employment:

      - PCC will provide lump sum cash payments of $100,000, $100,000 and $100,000 on the first, second and third anniversary dates of employment, respectively.

      - In the event of voluntarily resignation from PCC or termination for cause during the first three (3) years of employment, the remaining payments will be cancelled.

      - "Cause" will be defined as any willful breach of duty by the employee in the course of his employment, or in case of his habitual neglect of his duty or continued incapacity to perform assigned tasks.